Exhibit 10.1
PROMISSORY NOTE

$	Saginaw, Michigan
For value received, NxOpinion, LLC, a Nevada limited liability company (“Maker”) promises to pay to the order of                     , (“Payee”), or [his] [her] [its] successors or permitted assigns, at such place as Payee may designate in writing, the principal amount of                      DOLLARS ($_____), or, if less, so much thereof as may be advanced by Payee to Maker, in lawful money of the United States of America, to bear interest and be payable as follows:
Interest shall accrue at the rate of eleven percent (11%) per annum on the unpaid principal balance of this Note commencing as of                      (“Issue Date”). This Note shall mature on June 30, 2010 (“Maturity Date”).
The unpaid principal and accrued interest on this Note from the Issue Date through the Maturity Date shall be due and payable in a single lump sum on or before the close of business on the Maturity Date, and any amount of principal or accrued interest not paid on the Maturity Date shall bear interest from and after the Maturity Date until paid at the rate of sixteen percent (16%) per annum (rather than 11% per annum) to the fullest extent permitted by applicable law.
Maker hereby waives notice of non-payment, presentment, dishonor, protest, acceleration or any other notice, except as otherwise provided herein.
This Note may not be assigned by Payee without the prior written consent of Maker. Maker may not assign this note without the prior written consent of Payee.
Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Note is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the other provisions hereof, which shall remain binding and enforceable. This Note is not intended to impose upon Maker any obligation to pay interest in excess of the maximum rate of interest permitted by applicable law, and any interest which so exceeds that maximum rate of interest will automatically be applied in reduction of principal due on this Note to the extent of that excess.
Upon receipt by Maker of an affidavit of Payee stating the circumstances of the loss, theft, destruction or mutilation of this Note, or any Note exchanged for it, and an indemnity reasonably satisfactory to Maker (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case mutilation), Maker will (at is expense) make and deliver in lieu of such Note a new Note of like tenor.
This Note is binding upon the heirs, successors and assigns of Maker and inures to the benefit of the successors and permitted assigns of Payee. This Note and the enforceability, legality, validity and performance of the terms hereof shall be governed by, determined and construed in accordance with the laws of the State of Michigan.

Dated:

NxOPINION, LLC, a Nevada limited liability company

By: Joel Robertson, Manager